EXECUTIVE EMPLOYMENT AGREEMENT

                This Executive Employment Agreement (“Agreement”) is effective as of the 15th day of July, 2001 (the “Effective Date”), between U S LIQUIDS INC., a Delaware corporation (“Employer”), and JOHN P. MIKLICH, who resides at 4 Easy Street, Windham, NH 03087 (“Employee”), under the following terms and conditions.

                WHEREAS, Employee and Employer desire to enter into this Agreement pursuant to which Employee will render services to Employer on the terms and conditions set forth herein.

                NOW THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

                1.             Employment.  Employer hereby employs Employee as Executive Vice President/Chief Operating Officer.  Employee shall report directly to the Chief Executive Officer of Employer and shall perform such duties as are commensurate with his position as Executive Vice President and Chief Operating Officer.  Employee agrees to serve Employer faithfully, diligently and to the best of his ability and to faithfully adhere to, execute and fulfill all policies established by Employer. The Employee’s place of employment shall be in the Houston, Texas metropolitan area, subject to travel necessary for the performance of his duties hereunder.  Employer shall provide to the Employee adequate office facilities and staff commensurate with his positions to enable him to perform his duties hereunder.

2.             Term of Employment. The term of this Agreement shall commence on the date hereof (the “Commencement Date”) and shall continue for a term of one (1) year from the Commencement Date (this date of termination of this Agreement being referred to as the “Scheduled Termination Date”).  However, as of each anniversary date of the Commencement Date, the Scheduled Termination Date shall automatically be extended for a successive one-year period of time, unless more than ninety (90) days prior to the occurrence of such anniversary date, either party gives notice to the other that such Scheduled Termination Date shall not thereafter be so extended.  If any such notice is given, then the Scheduled Termination Date hereof shall not be automatically extended upon the future occurrence of any such anniversary date.  Following the Scheduled Termination Date, the Employee shall not be entitled to earn any further compensation or benefits under this Agreement, except as otherwise provided herein.  Notwithstanding the foregoing, Employer and Employee understand and agree that Employee’s employment by Company is at the will of Company and the employment relationship may be terminated either by Employee or Company at any time, with or without cause.

                3.             Compensation.

a.                     Base Salary:  Employer shall pay Employee an annualized salary of $200,000.00 (the “Base Salary”).  The Base Salary will be paid by Employer to Employee in equal installments payable in accordance with the regular payroll policies of Employer in effect during the term of this Agreement, less applicable tax withholdings or other deductions required by law or authorized by Employee.  The Base Salary may be increased, on an annual basis, but only in the sole discretion of Employer.  The aforesaid reference to the Base Salary as being “annualized” or being increased “on an annual basis” is not intended and shall not be deemed as creating any term of employment under this Agreement other than as specifically set forth in Section 2, above.

b.                    Incentive Bonus:  Employee shall be entitled to participate in Employer’s Incentive Bonus Plan (the “Bonus Plan”).  The award of any such bonus (the “Bonus”) shall be (i) pursuant to the terms of the Bonus Plan, (ii) determined solely at the discretion of Employer and (iii) based on corporate results and personal performance.

                4.             Benefits.  In addition to the compensation provided for in Section 3 above, Employer shall provide Employee with employment benefits of the type provided to employees of Employer generally during the Term, including but not limited to eligibility for any vacation and sick leave benefits and participation in any health, life and disability insurance plans, whether now in effect or subsequently adopted, subject to Employer’s right to amend, alter or terminate such plans.

                5.             Expenses.  Employer shall pay all reasonable expenses incurred by Employee in furtherance of the business of the Employer, including traveling and entertainment expenses, and shall reimburse Employee monthly for all such expenses paid or incurred by Employee during the preceding month upon delivery of an appropriate expense report and receipts to Employer.

                6.             Termination by Employer.  Employer may terminate this Agreement with or without Cause, as provided herein.

a.               Termination by Employer with Cause:  Employer may terminate Employee with Cause immediately and without notice.  Upon Employee’s termination with Cause, Employer shall be required to pay Employee compensation and benefits (and any unpaid expenses payable under Section 5) only through the effective date of termination.  Sums due Employee for salary under Section 3 shall be prorated for the then current month through the date of termination.  Any proration of compensation or benefits paid on a weekly basis shall be calculated based on a business week consisting of five (5) days and not seven (7) days.  By way of example and not of limitation, two weeks of vacation would be calculated as ten (10) business days.

b.            Termination by the Employer for other than Cause:  In the event that Employer terminates Employee’s employment for any reason other than Cause, Employer shall (i) pay to Employee any accrued but unpaid Base Salary for services rendered to the date of termination plus a severance payment equal to one times (1x) the Base Salary on the date of such termination, as well as any accrued but unpaid expenses required to be reimbursed under Section 5 and any vacation accrued to the date of termination; and (ii) continue for Employee and Employee’s spouse and dependents the group health plans, programs or arrangements in which Employee was entitled to participate at any time during the six (6) month period prior to the date of termination until the earlier of  the last day of the Severance Period, Employee’s death (provided that benefits payable to Employee’s beneficiaries shall not terminate upon Employee’s death, to the extent provided in such plans, programs or arrangements) or, with respect to any particular plan, program or arrangement, the date Employee becomes covered by a comparable benefit provided by a subsequent employer.  For purposes of this provision, the “Severance Period” shall be considered to be twelve (12) months.

c.             Full Settlement:  The post-termination payments provided for in this Section 6 shall be the only payments which Employer shall be obligated to make on account of the termination of Employee’s employment, and after such termination, Employer shall not be obligated to make any other payments as damages or otherwise or provide any other benefits to or on behalf of Employee.  All such post-termination payments shall be made within the time periods required by applicable law.

                7.             Voluntary Termination.  Employee may terminate this Agreement prior to the end of its term by delivering written notice to Employer.  Employer may accept the proposed termination date or may set an earlier termination date by mailing or personally delivering notice of such earlier date to Employee.  In the event Employee voluntarily terminates this Agreement, he/she will receive the salary due under Section 3 above through the effective date of termination and no other compensation or benefits, other than any stock options or warrants which may have theretofore vested, except as required by applicable law.

8.             Change of Control.

a.                                       This Section 8 shall become effective, but not operative, immediately upon the Commencement Date and shall remain in effect so long as the Employee remains employed hereunder by the Corporation, but shall not be operative unless and until there has been a Change in Control, as defined in Section 8(d) hereof.  Upon such a Change in Control, this Section 8 shall become operative immediately.

b.                                      If a Change in Control occurs (i) while the Employee is employed by the Corporation hereunder, or (ii) subsequent to the Termination Date of the Employee’s employment hereunder other than by the Corporation for cause, or death or disability, and prior to the later of the first anniversary of such Termination Date or the second anniversary of the Commencement Date, or (iii) within 180 days of the Scheduled Termination Date, the Employee may, in his sole discretion, within twelve

                                                (12) months after the date of the Change in Control, give notice to the Corporation that he intends to elect to exercise his rights under this Section 8 (the “Notice of Intention”).  Within thirty (30) days after the Corporation’s receipt of the Notice of Intention, the Corporation shall provide written notice to the Employee setting forth the Corporation’s computation of the amount that would be payable pursuant to Section 8(c), accompanied by the written opinion of the Corporation’s independent certified public accountants confirming the Corporation’s computation.  If the Employee takes exception to the Corporation’s computation of such amount, the Employee may (but shall not be prejudiced in this right to later contest the amount actually paid by failure to do so) give a further written notice to the Corporation setting forth in reasonable detail the Employee’s exceptions to the Corporation’s computation, accompanied by the written opinion of the Employee’s tax advisor confirming the basis for such exceptions.  Exercise by the Employee of his rights pursuant to this Section 8 shall only be made by giving further notice to the Corporation (the “Notice of Exercise”) within six (6) months from the date of the Notice of Intention.

c.                                       If the Employee gives the Notice of Exercise described in Section 8(b) to the Corporation, the Termination Date of his employment hereunder shall then occur; all outstanding stock options which are not then exercisable shall immediately become exercisable in full; and the Corporation shall pay to the Employee a lump sum amount equal to one times (1x) the Employee’s Base Salary.  The Corporation shall, within ten (10) business days after the date of the Notice of Exercise, deliver to the Employee its cashier’s check in the amount payable pursuant to this Section 8(c), and payment of such amount shall terminate the Employee’s rights to receive any and all other compensation, reimbursements, indemnification, or benefits under this Agreement, other than those which are payable to or have accrued to the Employee as in this
Agreement.

d.                                      For the purposes of this Agreement, a Change in Control shall mean (i) a reportable change in control under the proxy rules of the Securities and Exchange Commission, including the acquisition of a 30% beneficial voting interest in the Corporation (other than such acquisition by Employee or an affiliate of Employee), or (ii) a change in any calendar year of such number of directors as constitutes a majority of the board of directors of the Corporation, unless the election, or the nomination for election by the Corporation’s shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the calendar year.

                9.             Other Activities.  Employee shall devote all of his/her working time and efforts during the Employer’s normal business hours (reasonable vacations and sick leave excluded) to the business and affairs of Employer pursuant to this Agreement.  Employee’s expenditure of reasonable amounts of time for personal, outside business, charitable and professional activities shall not be a breach of this Agreement, provided that such activities do not materially interfere with the services required to be rendered by Employee to Employer hereunder.  The making of personal investments and the conduct of private business affairs shall not be prohibited hereunder, subject to Section 11 hereof.

                10.           Confidential Information.  During the Term, Employer will disclose to Employee information, technical data and know-how regarding the business affairs, services and products of Employer as well as Employer’s customers, which constitute Confidential Information.  “Confidential Information”, under this Agreement, shall consist of any and all proprietary information and proprietary data related thereto, and any derivative works thereof including but not limited to research, development, customer information, pricing information, knowledge of Employer’s financial condition, information and relationships with resources, suppliers and customers of Employer, manufacturing processes, techniques, methods, systems and trade secrets of the Employer, its employees, or other subsidiaries, affiliates, agents or customers, whether or not specifically identified as confidential.  Employee agrees to receive, hold and treat all Confidential Information received from Employer as confidential and secret and Employee agrees to protect the secrecy of said Confidential Information, whether or not specifically identified as confidential.  Such Confidential Information constitutes valuable, special and unique assets of Employer and Employee agrees that the Confidential Information will be disclosed by Employee only to those persons who are required to have such knowledge in connection with their work for Employer and that such Confidential Information will not be disclosed by Employee to persons not in the employ of Employer without the prior written consent of the Employer.  As used herein, “persons who are required to have such knowledge” shall include, but not be limited to the Board of Directors of Employer and such officers, employees and agents of Employer or its affiliates to which such information is furnished in the normal course of business under established policies approved by Employer or its affiliates and such outside parties as are legally entitled to such information (other than as a result of action by Employee not previously approved or authorized by Employer or the Board of Directors or Employer) and customers and banking, lending, collection and data processing institutions or agencies in the course of maintaining ordinary business procedures of Employer.  The provisions hereof shall not be applicable to; (a) information which at the time of disclosure to Employee is a matter of public knowledge or in the public domain; or (b) information which, after disclosure to Employee, becomes public knowledge or in the public domain other than through a breach of this Agreement.  Unless the Confidential Information shall be of the type hereinbefore set forth in the two immediately preceding sentences, Employee shall not use such Confidential Information for his/her own benefit or for a third party’s or parties’ benefit at any time.  The obligations imposed upon Employee by this Section 10 shall survive the expiration or termination of this Agreement.

                11.           Covenant Not to Compete and Non-Solicitation by Employee.

a.             Competitive Activity:  Employee covenants and agrees that at all times during the Term, and for a period of one (1) year thereafter, Employee will not, directly or indirectly, engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, independent contractor, joint venturer, associate, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company for investment purposes only), partner, proprietor or any type of principal whatsoever, directly or indirectly, in any person, firm, or business entity, in any business activities or with any business that competes with or is engaged in the same business as that conducted and carried on by Employer, without Employer’s specific written consent to do so.

b.            Non-solicitation:  Employee covenants and agrees that at all times during the Term, and for a period of one (1) year thereafter, Employee will not directly or indirectly, (i) induce, or attempt to induce, any customers of Employer or entities affiliated with Employer to patronize any similar business which competes with any material business of Employer, (ii) canvass, solicit or accept, or attempt to canvass, solicit or accept, any similar business from any customer of Employer or entities affiliated with Employer, (iii) request or advise any customers of Employer or entities affiliated with Employer to withdraw, curtail or cancel such customer’s business with Employer, (iv) disclose to any other person or entity the names or addresses of any of the customers of Employer or entities affiliated with Employer, or (v) individually or through any person or entity with which Employee is now or may hereafter become associated, cause, solicit, entice, or induce, or attempt to cause, solicit, entice or induce, any present or future employee of Employer or any entity affiliated with Employer to leave the employ of Employer, or such other entity to accept employment with, or compensation from, Employee or any such person or entity without the prior written consent of  Employer.

c.             Non-Disparagement:  Employee covenants and agrees that Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of Employer, its management, or of corporations affiliated with Employer or their management.

                12.           Inventions.  Any and all inventions, conceptions, processes, discoveries, improvements, patent rights, letter patents, programs, copyrights, trademarks, trade names and applications therefor, in the United States and all other countries, whether patentable or not, and any and all rights and interest in, to and under the same, that are conceived, made, acquired, or possessed by Employee, whether alone or with other employees during the Term shall become the exclusive property of Employer and shall at all times and for all purposes be regarded as acquired and held by Employee in a fiduciary capacity for the sole benefit of Employer, and Employee hereby assigns and agrees to assign the same to Employer without further compensation.  Employee agrees that, upon request, he/she will promptly make all disclosures, execute all applications, assignments or other instruments and perform all acts whatsoever necessary or desired by Employer to vest and confirm in it, its successors, assigns and nominees, fully and completely, all rights and interests created or contemplated by this Section 11.

                13.           Employer Property.  All products, records, designs, patents, plans, data, manuals, “field guides”, catalogs, brochures, memoranda, machinery, devices, lists and other property delivered to Employee by or on behalf of Employer or by its customers (including, but not limited to, Employer’s customers solicited by Employee), and all records compiled by Employee which pertain to the business of Employer shall be and remain the property of Employer and be subject at all times to its discretion and control.  Employee shall promptly deliver to a designated representative of Employer all such Employer property, as well as any and all correspondence with customers and representatives, reports, records, charts, advertising materials, and other materials, and property in his/her possession or control which belong to Employer upon termination of Employee’s employment.

                14.           Representations of Employee.

                                (a)           Employee represents that to the best of his/her knowledge he/she is not the subject of any pending or threatened claim which involves any criminal or governmental proceedings, or allegations of misfeasance, and that he has not been charged nor threatened to be charged by any governmental or administrative body with violation of law except for minor traffic violations and similar charges.

                                (b)           Employee represents and warrants that he/she is not prohibited from acting in any capacity for Employer by virtue of the operation of any non-competition or similar agreement with any prior employer, or by any applicable statutes, regulations or ordinances or any other applicable law or by the rules and regulations of the U. S. Securities and Exchange Commission or any national securities exchange, and that his/her acting in any capacity for Employer, will not subject Employer to claims or materially impair the license status of  Employer or its affiliates or any business operated by Employer or its affiliates.

                15.           Defense of Claims.  Employee agrees that during the Term, and at all reasonable times thereafter, he/she will cooperate with Employer in the defense of any claim that may be made against Employer or any affiliates, to the extent that such claims may relate to services performed by Employee for Employer or its affiliates.  In connection with such claim, (i) if  Employee is required to travel more than one hundred (100) miles from his/her home, Employer agrees to reimburse Employee for all of his/her reasonable out-of-pocket expenses associated with such travel and, to the extent reasonably practicable, to provide Employee with notice of at least ten (10) days prior to the date on which such travel is required, and (ii) if Employee is no longer employed by Employer, to compensate Employee at a reasonable rate.

                16.           Notification of Agreement.  Employee shall notify any future or prospective employers, partners or persons with a similar business relationship to Employee (“Future Employers”) about the terms of this Agreement for any period during the Term and for one (1) year after the termination of Employee’s employment by Employer.  Employee does hereby authorize Employer to notify any Future Employers about the terms of this Agreement upon discovery by Employer that Employee is being considered for employment, partnership or similar business relationship (or has entered into such a relationship) with a Future Employer in order to ensure Employee’s observance and compliance herewith.

                17.           Injunction and Other Relief.  Both parties hereto recognize that the services to be rendered under this Agreement by Employee are special, unique and of extraordinary character, and that in the event of the breach by Employee of any of the terms and conditions of this Agreement to be performed by him/her, or in the event Employee performs services for any person, firm or corporation in violation of Section 10, or if Employee shall breach the provisions of this Agreement with respect to Confidential Information, then Employer shall be entitled, if it so elects, in addition to all other remedies available to it under this Agreement or at law or in equity, to affirmative injunctive or other equitable relief, and Employee waives (and shall execute such documents as may be necessary to further evidence such waiver) any requirement that Employer secure or post any bond in connection with such injunctive or other equitable relief.

                18.           Stipulation.  Employee hereby specifically acknowledges, agrees, stipulates and represents to Employer that:

(i)           Employee has received adequate and sufficient consideration for entering into this Agreement including the above-referenced compensation and benefits;

(ii)        the execution and delivery of this Agreement and the performance hereunder do not and shall not constitute a violation of any covenants of non-competition, trade secrecy, or confidentiality to which Employee is a party;

(iii)     the covenants of Employee contained in Section 9 and Section 10 of this Agreement are in consideration of the promise of Employer to provide Confidential Information (including trade secrets) to Employee and are necessary to protect Employer’s interests in such Confidential Information, as well as Employer’s business goodwill and other business interests;

(iv)    Employer will suffer great loss and irreparable harm if Employee competes directly or indirectly with Employer;

(v)       the temporal, geographic and other restrictions contained in this Agreement are in all respects reasonable and necessary to protect the business goodwill, Confidential Information, trade secrets, prospects and other business interest of Employer; and

(vi)    the enforcement of this Agreement will not work an undue or unfair hardship on Employee or otherwise be oppressive to him/her.

                19.           Severability.  In the event that any of the provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement and same shall be construed as if such invalid or unenforceable provisions had never been a part hereof.  If a court of competent jurisdiction determines that the length of time, geographical restrictions or any other restriction, or portion thereof, set forth in this Agreement is overly restrictive and unenforceable, the parties agree that the court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Agreement shall remain in full force and effect.  In the event there is a breach by Employer or Employee of any other provision of this Agreement, the covenants contained in Sections 10 and 11 shall remain in full force and effect.

                20.           Waiver.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent or continuing breach hereof.  The failure of any party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver.

                21.           Notices.  Any notices provided for in this Agreement shall be given in writing and transmitted by personal delivery or prepaid first class registered or certified U.S. mail addressed as follows:

Employer:	U S Liquids Inc.

Attn:  Michael P. Lawlor

411 N. Sam Houston Pkwy. E., Suite 400
Houston, TX 77060-3534

with copy to:	U S Liquids, Inc.
Attn: General Counsel
4121 N. Sam Houston Pkwy. E, Suite 400
Houston, TX 77060-3534

Employee:	John P. Miklich
4 Easy Street
Windham, NH 03087

                22.           Successors to Employer.  Except as otherwise provided herein, this Agreement shall inure to the benefit of Employer and any successor of Employer, including, without limitation, any entity or entities acquiring directly or indirectly all or substantially all of the assets or business of Employer whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed “Employer” for the purposes of this Agreement), but shall not otherwise be assignable by Employer.

                23.           Transfer and Assignment.  This agreement is personal as to Employee and shall not be assigned or transferred by Employee without the prior written consent of Employer.

                24.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to applicable conflicts of law.

                25.           Choice of Forum.  The parties hereto agree that in the event that any legal suits, actions or proceedings arising out of this Agreement are instituted by any party hereto, such suits, actions or proceedings shall be instituted only in the state or federal courts in the County of Harris in the State of Texas.  The parties hereto do hereby consent to the jurisdiction of such courts and waive any objection which they may now or hereafter have to the venue of any such suits, actions or proceedings; provided, however, that any party hereto shall have the right to institute proceedings in another jurisdiction if the purpose of such proceedings is to enforce or realize upon any final court judgment arising out of this Agreement.

                26.           Consent to Service.  Service of any and all process which may be served on any party hereto in any suit, action or proceeding related to this Agreement may be made by registered or certified mail, return receipt requested, to Employee or Employer at their respective addresses for notice as set forth in Section 20 and service so made shall be taken and held to be valid personal service upon such party by any party to this Agreement on whose behalf such service is made.

                27.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties, superseding all prior understandings, arrangements and agreements, whether oral or written, and may not be amended except by a writing signed by the parties hereto.  As used herein, unless the context otherwise indicates, the term “this Agreement” means the Agreement executed to be effective as of the Effective Date and any written amendments thereof.

                28.           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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                IN WITNESS WHEREOF, Employer has, by its appropriate officers, executed this Agreement and Employee has executed this Agreement on the 31st day of July, 2001 to be effective as of the Effective Date.

U S LIQUIDS INC.

By:	/s/ Michael P. Lawlor
Michael P. Lawlor, Chairman &
Chief Executive Officer

/s/ John P. Miklich
John P. Miklich